Exhibit 10.37

AMENDMENT 8 AND WAIVER
Dated as of September 30, 2014
to
EQUIPMENT FINANCING AGREEMENT NO. 13379 (the “Agreement”)
dated December 12, 2011 between Buffalo Shredding and Recovery, LLC
(as “Borrower”) and First Niagara Leasing, Inc. (as “Lender”)

Effective this 30th day of September 2014, the parties hereto agree as follows:

1. Amendments to Section 30(b) FINANCIAL COVENANTS.

(A) The Leverage Ratio set forth in the above referenced Agreement is hereby amended and restated in its entirety as follows:

(b) Leverage Ratio. Metalico and Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
September 30, 2014	6.00:1.00
December 31, 2014	6.00:1.00
March 31, 2015	6.00:1.00
June 30, 2015	6.00:1.00
September 30, 2015	6.00:1.00
December 31, 2015	6.00:1.00
March 31, 2016	5.50:1.00
June 30, 2016	5.00:1.00
September 30, 2016	4.50:1.00
December 31, 2016 and each Fiscal Quarter ending thereafter	4.00:1.00

After giving effect to (x) any Specified Asset Sales (other than any Specified Asset Sale described in clauses (i) and (vi) of the definition of Specified Asset Sale), (i) the financial covenant levels set forth in this Section 30(b) shall be reset as reasonably determined by Lender; provided, that such levels shall not be reset to levels less than 4.25 to 1.00 and (ii) Borrower and Lender shall promptly execute an amendment to this Agreement to reflect such adjusted financial covenant levels, (y) the Specified Asset Sale described in clause (i) of the definition of Specified Asset Sale, the financial covenant levels of “6.00:1.00” set forth in this Section 30(b) as in effect as of September 30, 2014 shall be automatically reset to “5.50:1.00”, and (z) the Specified Asset Sales described in both clauses (i) and (vi) of the definition of Specified Asset Sale, the financial covenant levels of “6.00:1.00” set forth in this Section 30(b) as in effect as of September 30, 2014 shall be automatically reset to “5.75:1.00.” For purposes of this Agreement, “Specified Asset Sales” means the sales of any of the following assets as in existence as of September 30, 2014: (i) Tranzact Corporation and its related assets, (ii) the real property owned by affiliates of Borrower located at 107 S. South Street, Warren, Pennsylvania 16365, (iii) Metalico Transfer, Inc. and Metalico Transfer Realty, Inc. and their respective related assets, (iv) the real property owned by affiliates of Borrower located at 637 Tifft Street, Buffalo, New York 14220, (v) Hypercat Advanced Catalyst Products, LLC and its related assets, (vi) the Lead Business, (vii) Federal Autocat Recycling, LLC and its related assets, (viii) Metalico Youngstown, Inc. and its related assets, and (ix) the Annaco Business. The “Lead Business” means Mayco Industries, Inc. and Santa Rosa Lead Products, Inc., and their respective related assets. The “Annaco Business” means the scrap metal business of Metalico Akron, Inc. located in Akron, Ohio as of September 30, 2014.”

Notwithstanding anything in this Agreement to the contrary, to the extent that the maximum Leverage Ratio covenant contained herein is inconsistent with the maximum Leverage Ratio covenant contained in any senior financing agreement or other senior financing document (as amended, the “Senior Financing Documents”) to which Borrower or Metalico, Inc. is subject, then the maximum Leverage Ratio covenant contained herein shall be amended to the extent necessary to “mirror” the Leverage Ratio covenant set forth in such Senior Financing Documents.

(B) The definition of “Leverage Ratio” set forth in the above referenced Agreement is hereby amended and restated in its entirety as follows:

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) the sum of (i) Consolidated Total Debt (excluding any Indebtedness in respect of the Existing Convertible Notes) as of such day and (ii) at any time Metalico is participating in the Vallourec Program, $3,000,000, to (b) Consolidated EBITDA for the four Fiscal Quarter period ending on such date.

(C) The following definition is hereby inserted in the appropriate alphabetical position:

“Vallourec Program” means the early payment program provided by JPMorgan Chase Bank, N.A. for receivables due from Vallourec Star, LP in an aggregate amount not to exceed $30 million in revenue per year.

2. Waiver.

(a) Pursuant to the request by Borrower, but subject to satisfaction of the condition set forth in Section 3 hereof, Lender hereby waives any Event of Default that has or would otherwise arise under Section 15 of the Agreement solely by reason of Borrower and its affiliates failing to comply with the Leverage Ratio covenant in Section 30(b) of the Agreement for the Fiscal Quarter ending June 30, 2014.

(b) The waiver in this Section 2 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Agreement or any other agreement, instrument or document executed or delivered by Borrower or its affiliates to Lender, which terms and conditions shall continue in full force and effect.

3. Fee. Borrower agrees to pay to Lender an amendment fee in the amount of $10,000.00.

All other terms and conditions of the Agreement shall remain unaltered. The parties have caused this Amendment 8 and Waiver to be executed by their duly authorized representatives as of the date first set forth above.

Lender: First Niagara Leasing, Inc.			Borrower: Buffalo Shredding and Recovery, LLC
By: Metalico New York, Inc., its sole Member
By:	/s/ Edward Perkowski	By:	/s/ Eric W. Finlayson

Name:	Edward Perkowski	Name:	Eric W. Finlayson
Title:	President	Title:	Vice President and Treasurer